SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 28, 2003

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

0-3400
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2210 West Oaklawn Drive, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant's principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

Item 9.Regulation FD Disclosure.

         See Item 12.    Results of Operations and Financial Condition.

Item 12.Results of Operations and Financial Condition.

        On April 28, 2003, Tyson Foods, Inc. (the "Company") issued a press release announcing its unaudited results of operations for the second quarter and six months ending March 29, 2003.  The press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

        The Company's press release and other communications from time to time may include certain non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

        Non-GAAP financial measures utilized by the Company include presentations of revenues, operating income, earnings per share and other GAAP measures of operating performance that exclude or include the effect of litigation settlements, branding costs, the closing or restructuring of selected operations, and other similar events.  The Company's management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of fundamental changes in the earnings capacity of the Company's operations.  Management also believes that the presentation of the non-GAAP financial measure is consistent with its past practice, as well as industry practice in general, and will enable investors and analysts to compare current non-GAAP measures with non-GAAP measures presented in prior periods.  The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Limitation on Incorporation by Reference

        In accordance with general instructions B.2 and B.6 of Form 8-K, the information in this report, including exhibits, is furnished pursuant to Items 9 and 12 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyson Foods, Inc.

Date: April 28, 2003	By: /s/ Steven Hankins___
Name: Steven Hankins___
Title: Executive Vice President and
Chief Financial Officer

Tyson Foods, Inc.
Current Report On Form 8-K
Dated April 28, 2003

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated April 28, 2003.

EXHIBIT 99.1

April 28, 2003

Media Contact: Ed Nicholson, 479-290-4591
Investor Contact: Louis Gottsponer, 479-290-4826

TYSON REPORTS FISCAL 2003 SECOND QUARTER AND SIX MONTHS RESULTS

 Springdale, Arkansas-April 28, 2003- Tyson Foods, Inc. (NYSE: TSN), today reported $0.20 diluted earnings per share for the second fiscal quarter ended March 29, 2003, compared to $0.18 diluted earnings per share in the same quarter last year.  Second quarter pretax earnings include $94 million, or $0.17 per diluted share, received in connection with ongoing vitamin antitrust litigation.

Diluted earnings per share for the first six months of fiscal 2003 were $0.31 compared to $0.54 in the same period last year.  Pretax earnings for the six months include $122 million, or $0.22 per diluted share, received in connection with ongoing vitamin antitrust litigation, which was partially offset by $47 million of costs, or $.09 per diluted share, related to the closing of two poultry operations in the first fiscal quarter.  The combined effect increased diluted earnings per share by $0.13.  Earnings in both the six and three months periods were adversely affected by increased grain costs, increased live cattle prices, as well as lower market prices due primarily to excess protein supplies combined with current economic conditions.

Sales for the second quarter of fiscal 2003 and 2002 were both $5.8 billion.  Operating income was $183 million compared to $179 million in the same quarter last year.  Earnings for the second quarter of fiscal 2003 were $72 million compared to $65 million for the same period last year.  Current quarter operating income and earnings include $94 million (pretax) and $61 million respectively, received in connection with ongoing vitamin antitrust litigation.

Sales for the first six months of fiscal 2003 were $11.6 billion compared to $11.7 billion last year.  Operating income was $328 million compared to $452 million in the same period last year.  Earnings for the first six months of fiscal 2003 were $111 million compared to $192 million for the same period last year.  Current year operating income and earnings include $122 million (pretax) and $79 million respectively, received in connection with ongoing vitamin antitrust litigation.

John Tyson, chairman and CEO, said, "We received $245 million in cash flow during the quarter that gave us the ability to pay down debt and maintain our focus on long-term decision making. In this difficult operating environment we remain on track to attain our synergy targets from the acquisition.  We are continuing to improve our mix of value added and branded products, and we are seeing positive results from our branding strategy announced last quarter.  An improving economy and a better balance in the supply and demand for meat proteins leads us to believe we will have better results in the second half of our fiscal year."

TYSON FOODS, INC.
News Release
April 28, 2003

Tyson Foods operates in five business segments: Beef, Chicken, Pork, Prepared Foods and Other. The Company measures segment profit as operating income.

The Beef segment is primarily involved in the slaughter of live fed cattle and fabrication of dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. It also involves deriving value from allied products such as hides and variety meats for sale to further processors and others. The Beef segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. Allied products are also marketed to manufacturers of pharmaceuticals and technical products.

The Chicken segment includes fresh, frozen and value-added chicken products sold through domestic food service, domestic retail markets for at-home consumption, wholesale club markets targeted to small foodservice operations, small businesses and individuals, as well as specialty and commodity distributors who deliver to restaurants, schools and international markets throughout the world. The Chicken segment also includes sales from allied products and the chicken breeding stock subsidiary.

The Pork segment represents the Company's live swine group, hog slaughter and fabrication operations, case-ready products and related allied product processing activities. The Pork segment markets its products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. It also sells allied products to pharmaceutical and technical products manufacturers, as well as live swine to pork processors.

 The Prepared Foods segment includes the Company's operations that manufacture and market frozen and refrigerated food products.  Products include pepperoni, beef and pork toppings, pizza crusts, flour and corn tortilla products, appetizers, hors d'oeuvres, desserts, prepared meals, ethnic foods, soups, sauces, side dishes, specialty pasta and meat dishes as well as branded and processed meats.

The Other segment includes the logistics group and other corporate activities not identified with specific protein groups.

For the three and six months ended March 29, 2003, this segment also includes proceeds of $94 and $122 million respectively, received from the partial settlement related to ongoing vitamin antitrust litigation.

TYSON FOODS, INC.
News Release
April 28, 2003

Second Quarter Segment Review (In millions)
	Sales by Segment Three Months Ended		Operating Income by Segment Three Months Ended		Operating Margin by Segment Three Months Ended
	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002

Beef	$2,790	$2,595	$6	$14	0.2%	0.5%
Chicken	1,828	1,796	45	114	2.5%	6.4%
Pork	597	698	24	10	4.0%	1.4%
Prepared Foods	618	732	7	35	1.2%	4.8%
Other	12	18	101	6	N/A	N/A

Total	$5,845	$5,839	$183	$179	3.1%	3.1%

Beef segment second quarter sales increased $195 million or 7.5% from the same period last year, with an 8.4% increase in average sales prices and a 0.8% decrease in volume.  Case-ready beef sales were $243 million and increased 15.4%, domestic fresh meat beef sales increased 4.5% and international beef sales increased 17.4%.  Beef segment operating income decreased $8 million.  The beef segment sales increases were more than offset by an 11.6% increase in live cattle prices, thus resulting in decreased operating income.

Chicken segment second quarter sales increased $32 million or 1.8% from the same period last year, with a 3.5% decrease in average sales prices and a 5.4% increase in volume.  Retail chicken sales dollars increased 3.8%, while foodservice and international chicken sales dollars remained constant.  International sales continue to be impacted by import restrictions and political pressures primarily in Russia and China.  Chicken segment operating income decreased $69 million from the same period last year primarily due to increased grain costs and lower market prices.

Pork segment second quarter sales decreased $101 million or 14.3% from the same period last year, with an 11.8% decrease in average sales prices and a 2.8% decrease in volume.  Case-ready pork sales were $53 million and increased 44.8%, fresh meat pork sales decreased 17.2%, live swine sales decreased 34.9% and international pork sales decreased 13.5%.  The decline in pork segment sales is primarily due to lower average selling prices for our finished product.  Pork segment operating income increased $14 million.  Operating income was positively affected by the favorable results of the restructuring of the live swine operation.

Prepared foods segment second quarter sales decreased $114 million or 15.7% from the same period last year with a 4.6% decrease in average sales prices and an 11.6% decrease in volume, or a 4.5% decrease, excluding Specialty Brands prior year volume.  Sales declined due to product and plant rationalization, the sale of Specialty Brands, which accounted for $60 million in sales for the second quarter last year, and the effect of lower raw material costs on pricing.  Additionally, sales were impacted by softened customer demand from foodservice restaurants.  Segment operating income decreased $28 million from the same period last year.

Other segment operating income increased $95 million primarily due to the partial settlement of $94 million received in the second quarter of fiscal 2003 related to ongoing vitamin antitrust litigation.

TYSON FOODS, INC.
News Release
April 28, 2003

Six Months Segment Review (In millions)
	Sales by Segment Six Months Ended		Operating Income by Segment Six Months Ended		Operating Margin by Segment Six Months Ended
	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002

Beef	$5,505	$5,143	$53	$63	1.0%	1.2%
Chicken	3,623	3,570	58	252	1.6%	7.1%
Pork	1,191	1,386	48	56	4.0%	4.1%
Prepared Foods	1,302	1,568	36	67	2.8%	4.2%
Other	26	37	133	14	N/A	N/A

Total	$11,647	$11,704	$328	$452	2.8%	3.9%

Beef segment six months sales increased $362 million or 7.1% from the same period last year, with a 6.0% increase in average sales prices and a 1.0% increase in volume.  Case-ready beef sales were $442 million and increased 14.9%, domestic fresh meat beef sales increased 5.1% and international beef sales increased 12.0%.  Beef segment operating income decreased $10 million.  The beef segment sales increases were more than offset by a 10.0% increase in live cattle prices and increased operating costs, thus resulting in decreased operating income.

Chicken segment six months sales increased $53 million or 1.5% from the same period last year, with a 1.8% decrease in average sales prices and a 3.4% increase in volume.  Foodservice chicken sales dollars increased 5.8%, retail chicken sales dollars increased slightly and international chicken sales dollars decreased 14.1%.  International sales continue to be impacted by import restrictions and political pressures primarily in Russia and China.  Chicken segment operating income decreased $194 million from the same period last year primarily due to increased grain costs, plant closing costs and lower market prices.

Pork segment six months sales decreased $195 million or 14.1% from the same period last year, with a 12.0% decrease in average sales prices and a 2.4% decrease in volume.  Case-ready pork sales were $96 million and increased 44.6%, fresh meat pork sales decreased 15.7%, live swine sales decreased 40.3% and international pork sales decreased 17.2%.  Pork segment operating income decreased $8 million.  The declines in sales and operating income are primarily due to lower average selling prices for our finished product which were partially offset by a reduction in live hog prices, as well as improvements resulting from the completion of the restructuring of the live swine operations.

Prepared foods six months sales decreased $266 million or 17.0% from the same period last year, with a 7.8% decrease in average sales prices and a 10.0% decrease in volume, or a 3.3% decrease, excluding Specialty Brands prior year volume.  Sales declined due to product and plant rationalization, the sale of Specialty Brands, which accounted for $119 million in sales last year, and the effect of lower raw material costs on pricing.  Additionally, sales were impacted by softened customer demand from foodservice restaurants.  Segment operating income decreased $31 million from the same period last year.

Other segment operating income increased $119 million primarily due to the partial settlement of $122 million related to ongoing vitamin antitrust litigation.

TYSON FOODS, INC.
News Release
April 28, 2003

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended

	March 29,	March 30,	March 29,	March 30,
	2003	2002	2003	2002

Sales	$5,845	$5,839	$11,647	$11,704
Cost of Sales	5,465	5,442	10,867	10,797

	380	397	780	907
Selling, General and Administrative	197	218	405	455
Other Charges	-	-	47	-

Operating Income	183	179	328	452
Other Expense (Income):
Interest	71	76	150	155
Other	1	-	6	-

Income Before Income Taxes	111	103	172	297

Provision for Income Taxes	39	38	61	105

Net Income	$72	$65	$111	$192

Weighted Average Shares Outstanding:
Basic	346	348	346	348
Diluted	352	355	353	355

Earnings Per Share:
Basic	$0.21	$0.19	$0.32	$0.55
Diluted	$0.20	$0.18	$0.31	$0.54

Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.080	$0.080
Class B	$0.036	$0.036	$0.072	$0.072

Sales Growth (Decline)	0.1%	214.3%	(0.5%)	222.8%

Margins: (Percent of Sales)
Gross Profit	6.5%	6.8%	6.7%	7.7%

Operating Income	3.1%	3.1%	2.8%	3.9%

Net Income	1.2%	1.1%	1.0%	1.6%

Effective Tax Rate	35.5%	36.4%	35.5%	35.3%

TYSON FOODS, INC.
News Release
April 28, 2003

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions, except per share data)

	(Unaudited)
	March 29, 2003	September 28, 2002

Assets
Current Assets:
Cash and cash equivalents	$71	$51
Accounts receivable, net	1,178	1,101
Inventories	1,866	1,885
Other current assets	111	107

Total Current Assets	3,226	3,144
Net Property, Plant and Equipment	3,993	4,038
Goodwill	2,634	2,633
Other Assets	510	557

Total Assets	$10,363	$10,372

Liabilities and Shareholders' Equity
Current Liabilities:
Current debt	$137	$254
Trade accounts payable	749	755
Other current liabilities	1,084	1,084

Total Current Liabilities	1,970	2,093
Long-Term Debt	3,769	3,733
Deferred Income Taxes	646	643
Other Liabilities	240	241
Shareholders' Equity	3,738	3,662

Total Liabilities and Shareholders' Equity	$10,363	$10,372

TYSON FOODS, INC.
News Release
April 28, 2003

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Periods Ended
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended

	March 29,	March 30,	March 29,	March 30,
	2003	2002	2003	2002

Cash Flows From Operating Activities:
Net income	$72	$65	$111	$192
Depreciation and amortization	112	115	228	232
Plant closing-related charges	(23)	-	22	-
Deferred income taxes and other	31	(2)	-	58
Net changes in working capital	53	4	(71)	207

Cash Provided by Operating Activities	245	182	290	689

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(82)	(132)	(182)	(240)
Proceeds from sale of assets	4	2	11	2
Net change in investment in commercial paper	-	-	-	94
Net changes in other assets and liabilities	26	(30)	37	(53)

Cash Used for Investing Activities	(52)	(160)	(134)	(197)

Cash Flows From Financing Activities:
Net change in debt	(167)	(47)	(81)	(475)
Purchases of treasury shares	(14)	(4)	(29)	(10)
Dividends and other	(14)	(16)	(29)	(29)

Cash Used for Financing Activities	(195)	(67)	(139)	(514)

Effect of Exchange Rate Change on Cash	(3)	3	3	2

Increase (Decrease) in Cash and Cash Equivalents	(5)	(42)	20	(20)

Cash and Cash Equivalents at Beginning of Period	76	92	51	70

Cash and Cash Equivalents at End of Period	$71	$50	$71	$50

TYSON FOODS, INC.
News Release
April 28, 2003

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world's largest processor and marketer of chicken, beef and pork, and the second largest food company in the Fortune 500. Tyson Foods produces a wide variety of brand name protein-based and prepared food products marketed in the United States and more than 80 countries around the world. Tyson Foods is the recognized market leader in the retail and foodservice markets it serves. The Company has approximately 120,000 team members and 300 facilities and offices in 29 states and 22 countries.

A conference call to discuss the Company's financial results will be held at 10 a.m. Central (11 a.m. Eastern) today. To listen live via telephone, call 888-577-8990. The pass code is "Tyson Foods." International callers dial 630-395-0025. The call also will be webcast live on the Internet at www.tysonfoodsinc.com/IR/publications/confcall.asp.  The webcast will be available for replay within two hours of the conclusion of the call. A telephone replay will be available from noon today through 11:59 p.m. Central on May 28 at 800-879-5816. International callers dial 402-220-4739. A spreadsheet of the tables in this release will soon be available at www.tysonfoodsinc.com/IR/newsinfo/xls/q203.xls.

Forward-Looking Statements

Certain statements contained in this communication are "forward-looking statements" such as statements relating to attaining future synergy targets and better results in the second half of the fiscal year.  These forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) changes in the availability and relative costs of labor and contract growers; (iii) operating efficiencies of facilities; (iv) market conditions for finished products, including the supply and pricing of alternative proteins; (v) effectiveness of advertising and marketing programs; (vi) the ability of the Company to make effective acquisitions and successfully integrate newly acquired businesses into existing operations; (vii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (viii) risks associated with effectively evaluating derivatives and hedging activities; (ix) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (x) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (xi) adverse results from ongoing litigation; (xii) access to foreign markets together with foreign economic conditions, including currency fluctuations; and (xiii) the effect of, or changes in, general economic conditions. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Tyson undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial information, such as this news release, as well as other historical data and current Company information can be accessed from the Company's web site at www.tysonfoodsinc.com.